CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 23, 2010, accompanying the financial statements of Insured Income Trust, Series 157 (included in Van Kampen Unit Trusts, Taxable Income Series 120) as of October 31, 2009, and for the period from November 6, 2007 (date of deposit) through October 31, 2008 and for the year ended October 31, 2009 and the financial highlights for the period from November 6, 2007 (date of deposit) through October 31, 2008 and for the year ended October 31, 2009, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-141844) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 23, 2010